EXHIBIT 99.1

News Release

Mattson Technology Contact	Investor Contact
Lauren Vu	J. Michael Dodson
Mattson Technology, Inc.	Mattson Technology, Inc.
tel 1-510-492-6250	tel 1-510-657-5900
fax 1-510-492-5914	fax 1-510-492-5963
lauren.vu@mattson.com	mike.dodson@mattson.com

Mattson Technology Provides Preliminary Second Quarter 2012 Financial Information

FREMONT, Calif. - July 10, 2012 - Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today provided preliminary financial information for the Company's second quarter ended July 1, 2012.

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Primarily due to a customer requested delay in shipment of Suprema strip systems to a foundry, net sales for the second quarter of 2012 are expected to be in a range of $33 million to $35 million. The Company's second quarter guidance on April 25, 2012, was $40 million to $50 million.

•	The Company expects operating expenses to be less than the previously announced range of $16.3 million to $16.7 million.

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Primarily due to the expected lower sales, net loss per share for the second quarter of 2012 is expected to be at the lower end of the previously announced range, excluding restructuring charges, of ($0.06) to $0.02.

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Cash, cash equivalents, and restricted cash at July 1, 2012 is expected to be approximately $30.5 million. This compares with previous guidance of a range of $32 million to $38 million. The decrease in cash occurred primarily due to the system shipment delays during the quarter, as the cash had already been used to purchase the related inventory.

The Company does not expect the majority of the delayed strip system shipments to this foundry customer to occur until early 2013. In addition, as previously noted by the Company, the Company had been expecting a softening in the NAND business during the second quarter of 2012 and this softness now appears likely to extend beyond the second quarter of 2012. For these reasons, net sales are expected to be significantly lower in the third quarter of 2012 than the second quarter. In the absence of an increase in demand for delivery of equipment during the fourth quarter, the Company does not expect net sales to exceed second quarter 2012 levels until early 2013. The Company will continue to implement cost reduction programs with a more aggressive timeline.
The company will host a conference call on Thursday, July 26, 2012 at 6:00 p.m. Eastern Time (3:00 p.m. Pacific Time). The conference call will cover second quarter 2012 financial results, current business conditions and updated guidance.
To access the live webcast, please visit Mattson Technology's website www.mattson.com under the 'Investors' section.
To access the live conference call, dial (970) 315-0417.
A digital replay of the conference call will be available on Mattson Technology's website for one week following the live broadcast.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements of the plans, strategies and objectives of management for future operations. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially from those expressed or implied by such forward-looking statements and assumptions. Such risks and uncertainties include, but are not limited to: the slowdown in orders by NAND customers; the timing of delays in significant customer shipments for the Company's products; macroeconomic and geopolitical trends and events; end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Rapid Thermal Processing and Etch. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.